Exhibit 99.1

Stemline Therapeutics Reports Fourth Quarter 2015 Financial Results

NEW YORK, March 14, 2016 (GLOBE NEWSWIRE) — Stemline Therapeutics, Inc. (Nasdaq:STML) today reported financial results for the quarter ended December 31, 2015.

Ivan Bergstein, M.D., Stemline’s Chief Executive Officer, commented, “During the fourth quarter, we made significant progress across all three of our development programs. Key achievements included 1) generating and presenting data from our ongoing Phase 2 trial of SL-401 in blastic plasmacytoid dendritic cell neoplasm (BPDCN) which we have designed to support potential registration, 2) treating our first patient in the second stage of our Phase 2 program of SL-701 in advanced brain cancer, and 3) the opening of our IND for SL-801 on schedule. At the American Society of Hematology (ASH) meeting in December, we presented very strong data from our ongoing SL-401 trial in BPDCN, demonstrating a high overall response rate in BPDCN, with multiple complete responses. We are also very pleased with the pace of enrollment in BPDCN, and note that we are tracking in-line with our expectations. We look forward to sharing key clinical and regulatory updates on SL-401 throughout this year.”

Dr. Bergstein continued, “We continue to evaluate SL-401 in several additional malignancies that overexpress IL-3R. Specifically, we have single agent trials enrolling AML patients with minimal residual disease and patients with advanced high-risk myeloproliferative neoplasms. We also expect our first clinical studies that combine SL-401 with other therapies will begin this year.”

Dr. Bergstein concluded, “Our other pipeline candidates, SL-701 and SL-801, continue to advance. Our SL-701 trial is currently enrolling patients and we expect updates from this program in the second half of the year. The SL-801 IND is open, and we are on track to treat our first patient this quarter. With our strong cash position, we believe we have sufficient financial resources to achieve significant clinical and regulatory milestones this year and beyond.”

Fourth Quarter 2015 Financial Results Review

Stemline ended the fourth quarter of 2015 with $97.5 million in cash, cash equivalents and investments, as compared to $104.0 million as of September 30, 2015, which reflects a cash burn of $6.5 million for the quarter. The company ended the fourth quarter of 2015 with 18.2 million shares outstanding.

For the fourth quarter of 2015, Stemline had a net loss of $10.2 million, or $0.58 per share, compared with a net loss of $6.9 million, or $0.53 per share, for the same period in 2014. The net loss for full year 2015 was $37.2 million, or $2.15 per share, as compared with a net loss of $28.8 million, or $2.23 per share, in the prior year.

Research and development expenses were $7.9 million for the fourth quarter of 2015, which reflects an increase of $2.8 million, or 56%, compared with $5.1 million for the fourth quarter of 2014. The increase in expenses during the current quarter was primarily attributable to the ramp up in our clinical trial activities for SL-401 and SL-801.

General and administrative expenses were $2.6 million for the fourth quarter of 2015, which reflects an increase of $0.6 million, or 30%, compared with $2.0 million for the fourth quarter of 2014. The increase in expenses during the current quarter was primarily attributable to an increase in compensation expense relating to administrative employees.

About Stemline Therapeutics

Stemline Therapeutics, Inc. is a clinical stage biopharmaceutical company developing novel oncology therapeutics. Stemline is developing three product candidates, SL-401, SL-701, and SL-801. A potentially pivotal Phase 2 trial with SL-401 is currently enrolling patients with blastic plasmacytoid dendritic cell neoplasm (BPDCN). Data from the initial stage of this ongoing trial demonstrated high overall response rates, with multiple complete responses (CRs) and patients bridged to transplant. Patients continue to be followed for overall response, progression free survival (PFS) and overall survival (OS), and new patients are also enrolling into the study. Clinical studies with SL-401 are also enrolling patients with additional malignancies including acute myeloid leukemia (AML) in CR with minimal residual disease (MRD) and high-risk myeloproliferative neoplasms (MPN). A clinical study with SL-701, an immunotherapy designed to activate the immune system to attack tumors, is currently enrolling adult patients with second-line glioblastoma multiforme (GBM). SL-801, a novel oral small molecule reversible inhibitor of XPO1, has an open IND and is being advanced into clinical trials in patients with advanced solid cancers. For more information about Stemline Therapeutics, visit www.stemline.com.

Forward-Looking Statements

Some of the statements included in this press release may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The factors that could cause our actual results to differ materially include: the success and timing of our clinical trials and preclinical studies for our product candidates, including site initiation, internal review board approval, scientific review committee approval, patient accrual, safety, tolerability and efficacy data observed, and input from regulatory authorities; our plans to develop and commercialize our product candidates; our available cash and investments; our ability to obtain and maintain intellectual property protection for our product candidates; our ability to manufacture; the performance of third-party manufacturers, clinical research organizations, clinical trial sponsors and clinical trial investigators; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

Contact

Investor Relations

Stemline Therapeutics, Inc.

750 Lexington Avenue

Eleventh Floor

New York, NY 10022

Tel: 646-502-2307

Email: investorrelations@stemline.com

Table 1. Stemline Therapeutics, Inc. - Balance Sheets

	December 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$13,376,196	$25,007,217
Short-term investments	32,663,245	28,976,147
Prepaid expenses and other current assets	651,889	1,636,808
Total current assets	46,691,330	55,620,172
Furniture and fixtures, net	95,661	230,000
Long-term investments	51,428,632	4,644,820

Total assets	$98,215,623	$60,494,992

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$9,455,477	$4,473,842
Total current liabilities	9,455,477	4,473,842
Deferred grant revenue	616,949	607,999
Other liabilities	31,241	—
Total liabilities	10,103,667	5,081,841
Stockholders’ equity:
Preferred stock $0.0001 par value, 5,000,000 shares authorized, none issued and outstanding at December 31, 2015 and 2014	—	—
Common stock $0.0001 par value, 33,750,000 shares authorized at December 31, 2015 and 2014, 18,235,020 shares issued and outstanding at December 31, 2015 and 13,285,232 shares issued and outstanding at December 31, 2014	1,825	1,329
Additional paid-in capital	185,703,423	115,604,563
Accumulated other comprehensive income (loss)	(153,690)	3,000
Accumulated deficit	(97,439,602)	(60,195,741)
Total stockholders’ equity	88,111,956	55,413,151

Total liabilities and stockholders’ equity	$98,215,623	$60,494,992

Table 2. Stemline Therapeutics, Inc. - Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Revenues:
Grant revenue	$205,651	$121,429	$654,160	$335,287

Operating expenses:
Research and development	7,882,933	5,053,862	29,458,676	21,240,599
General and administrative	2,631,148	2,030,044	8,828,843	8,084,580

Total operating expenses	10,514,081	7,083,906	38,287,519	29,325,179

Loss from operations	(10,308,430)	(6,962,477)	(37,633,359)	(28,989,892)

Other income	—	164	1,609	3,607
Interest income	128,824	30,119	387,889	156,310

Net loss	$(10,179,606)	$(6,932,194)	$(37,243,861)	$(28,829,975)

Net loss per common share:

Basic and Diluted	$(0.58)	$(0.53)	$(2.15)	$(2.23)

Weighted-average shares outstanding:

Basic and Diluted	17,562,559	12,980,135	17,289,021	12,936,741